Exhibit 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 fax: (702) 270-5161	David Lopez, Interim CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Reports Fourth Quarter and Fiscal Year Ended 2010 Results

Shuffle Master Reports Fourth Quarter Adjusted EPS of $0.14, and Achieves Record Quarterly and Fiscal Revenue

LAS VEGAS, Nevada, Thursday, January 13, 2011 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the fourth quarter and fiscal year ended October 31, 2010.

Fourth Quarter 2010 Financial Highlights

♦	Revenue increased year-over-year by 7% to a record $58.6 million, up from $54.6 million in the prior year period.

♦
Total lease, royalty and service revenue was up 12% year-over-year and approximately 3% sequentially, and totaled $24.7 million, or 42% of total revenue as compared to 40% of total revenue in the year-ago quarter.

♦
GAAP net income and diluted earnings per share ("EPS") decreased to $5.7 million and $0.10, respectively, compared to $6.2 million and $0.12 in the prior year period. Fourth quarter EPS included one-time charges of $0.03 for a legal settlement with Prime Table Games and $0.01 for the Company’s previous credit agreement’s financing costs.

♦	Gross margin increased 130 basis points to 60% due primarily to reduced amortization and more efficient production costs from higher volumes.

♦
Selling, general and administrative ("SG&A") expenses increased $3.8 million year-over-year from $15.4 million to $19.2 million for the quarter due primarily to the legal settlement with Prime Table Games totaling $2.2 million and a net increase in currency fluctuation of approximately $0.3 million.

♦	Adjusted EBITDA totaled $16.0 million, or $18.2 million adjusting for the one-time legal settlement with Prime Table Games of $2.2 million, and remained relatively flat year-over-year.

Linster Fox, Chief Financial Officer, commented, “While de-leveraging has strengthened our balance sheet and enabled us to secure a new credit facility on very favorable terms, our fourth quarter financial performance underscores our continued commitment to investing in the business while growing it to build shareholder value.”

Fiscal Year 2010 Financial Highlights

♦	Revenue reached a Company record of $201.3 million, a year-over-year increase of approximately 12% or $21.9 million, from $179.4 million.

♦	Net debt (total debt, less cash and cash equivalents) was $56.3 million, the lowest since 2003, and $29.1 million lower than the end of fiscal 2009.

♦	Year-to-date lease, royalty and service revenue was up approximately 13% year-over-year and totaled $94.5 million, or nearly half of total revenue.

♦	Gross margin increased 270 basis points year-over-year to 62% due to strong segment performance and reduced amortization.

♦
GAAP net income and diluted EPS increased to $23.1 million and $0.43, respectively, compared to $15.0 million and $0.28 in the fiscal year ended 2009. Fiscal year 2010 included one-time charges of $0.03 for the legal settlement with Prime Table Games and $0.01 for the Company’s previous credit agreement’s financing costs.

♦
SG&A increased almost $3.2 million, or 5% year-over-year.  The increase is primarily the result of a $2.2 million legal settlement with Prime Table Games and a net increase in currency fluctuation of approximately $2.7 million.

♦	Adjusted EBITDA totaled $62.2 million, or $64.4 million adjusting for the one-time legal settlement with Prime Table Games of $2.2 million as compared to $54.7 million year-over-year.

♦	Cash and cash equivalents totaled $10.0 million as of October 31, 2010 as compared to $7.8 million as of October 31, 2009.

“We’re pleased to report not only a record fourth quarter, but a record fiscal year,” said David Lopez, interim Chief Executive Officer.  “The continued growth of our recurring revenue stream, as illustrated by total revenue exceeding $200 million, makes a compelling argument for our ability to capture and retain business with our powerful IP portfolio.”

Fourth Quarter 2010 Business Segment Highlights

Utility

♦	Total Utility lease and service revenue of $11.3 million grew over 18% year-over-year driven by the i-Deal™, MD-2®, and one2six® shufflers.

♦	Total Utility revenue remained relatively flat at $18.8 million as compared to $18.7 million year-over-year.

♦	The Company achieved a record lease installed base of 6,934 shufflers, of which approximately 350 new leases were recorded in the fourth quarter.

♦	Gross margin increased year-over-year from 54% to 62% due primarily to strong revenue growth and reduced amortization.

♦	The total i-Deal installed base grew to 2,542 units, of which 60% are units on lease. Nearly 500 of these units, or approximately 19% of the total installed base, were placed in the fourth quarter.

Proprietary Table Games ("PTG")

♦	Total PTG lease, royalty and service revenue for the fourth quarter increased over 12% year-over-year to $9.9 million.

♦	Total PTG revenue increased by 3% to $10.3 million.

♦	Gross margin decreased year-over-year from 84% to 80%. The reduction in PTG margin was primarily driven by higher install and equipment costs on new side bet and progressive units.

♦
As of the fourth quarter the progressive add-on installed base totaled 580 units. Fortune Pai Gow Poker® Progressive and Three Card Poker® Progressive comprised approximately 70% of all progressive add-ons.

Electronic Table Systems ("ETS")

♦	Total ETS lease, royalty and service revenue was $3.4 million, relatively flat year-over-year.

♦
Total ETS revenue for the quarter increased by over 36% to $10.0 million as compared to $7.3 million in the prior period as a result of Vegas Star® and Rapid® placements in Australia, as well as Rapid placements in Singapore and Table Master® placements in the U.S.

♦	Gross margin decreased year-over-year from 45% to 36% due primarily to volume discounting.

Electronic Gaming Machines ("EGM")

♦
Total EGM revenue grew over 5% to a record $19.6 million compared to the prior year period driven primarily by the launch of the Company’s new Equinox cabinet and the strength of newer titles and progressive links.

♦	Gross margin increased year-over-year from 56% to 60% primarily due to reduced amortization, more efficient production costs from higher volumes, and a better designed cabinet.

♦	Total placements of EGM units grew nearly 14% from the prior year period driven largely by new Equinox placements.

Further detail and analysis of the Company's financial results for the year ended October 31, 2010, is included in its Form 10-K, which has been filed with the Securities and Exchange Commission today, January 13, 2011.

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s fourth quarter and year-end earnings results during a conference call on January 13, 2011 at 2 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s Fourth Quarter 2010 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through February 13, 2011, a playback can be heard 24-hours a day by dialing (201) 612-7415 or toll-free (877) 660-6853; account number is 3055; conference I.D. number is 364597.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products which include automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live games, side bets and progressives, Electronic Table Systems which include various e-Table game platforms and Electronic Gaming Machines which include traditional video slot machines for select markets. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

###

Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the Company’s intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and the Company must adhere to various regulations and maintain its licenses to continue its operations; the Company’s ability to implement its ongoing strategic plan successfully is subject to many factors, some of which are beyond the Company’s control; litigation may subject the Company to significant legal expenses, damages and liability; the Company’s products currently in development may not achieve commercial success; the Company competes in a single industry, and its business would suffer if its products become obsolete or demand for them decreases; any disruption in the Company’s manufacturing processes or significant increases in manufacturing costs could adversely affect its business; the products in each of the Company’s segments may experience losses due to technical difficulties or fraudulent activities; the Company operates in a very competitive business environment; the Company is dependent on the success of its customers and is subject to industry fluctuations; risks that impact the Company’s customers may impact the Company; certain market risks may affect the Company’s business, results of operations and prospects; a continued downturn in general worldwide economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect the Company’s results of operations; the Company’s domestic and global growth and ability to access capital markets are subject to a number of economic risks; economic, political, legal and other risks associated with the Company’s international sales and operations could adversely affect its operating results; changes in gaming regulations or laws; the Company is exposed to foreign currency risk; the Company could face considerable business and financial risk in implementing acquisitions; if the Company’s products contain defects, its reputation could be harmed and its results of operations adversely affected; the Company may be unable to adequately comply with public reporting requirements; the Company’s continued compliance with its financial covenants in its senior secured credit facility is subject to many factors, some of which are beyond the Company’s control; the restrictive covenants in the agreement governing the Company’s senior secured credit facility may limit its ability to finance future operations or capital needs or engage in other business activities that may be in its interest; and the Company’s business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K.

###

SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2010	2009	2010	2009 (1)
	(In thousands, except per share amounts)
Revenue:
Product leases and royalties	$22,704	$20,106	$86,717	$76,231
Product sales and service	35,899	34,426	114,585	103,113
Other	-	36	-	83
Total revenue	58,603	54,568	201,302	179,427
Costs and expenses:
Cost of leases and royalties	7,614	6,575	28,008	24,559
Cost of sales and service	15,832	15,952	49,324	49,197
Gross profit	35,157	32,041	123,970	105,671
Selling, general and administrative	19,244	15,411	66,817	63,647
Research and development	5,886	4,954	21,811	17,349
Total costs and expenses	48,576	42,892	165,960	154,752

Income from operations	10,027	11,676	35,342	24,675

Other income (expense)
Interest income	127	125	577	860
Interest expense	(976)	(1,104)	(4,015)	(6,047)
Other, net	(1,230)	(77)	282	731
Total other income (expense)	(2,079)	(1,056)	(3,156)	(4,456)
Gain (loss) on early extinguishment of debt	(1,123)	-	(1,123)	1,841
Income from operations before tax	6,825	10,620	31,063	22,060
Income tax provision	1,148	4,376	7,980	7,086
Net income	$5,677	$6,244	$23,083	$14,974

Basic earnings per share:	$0.11	$0.12	$0.43	$0.28
Diluted earnings per share:	$0.10	$0.12	$0.43	$0.28

Weighted average shares outstanding:
Basic	53,294	53,171	53,258	53,120
Diluted	54,261	53,841	54,199	53,449

(1) As adjusted for the required retrospective application of a new accounting standard adopted in fiscal 2010 related to the Company’s former $150,000 contingent convertible senior notes, which impacts, among other items, interest expense, earnings per share, and shareholders' equity.  See the Company’s Form 10-K for more information.

SHUFFLE MASTER, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	October 31,
	2010	2009 (1)

ASSETS
Current assets:
Cash and cash equivalents	$9,988	$7,840
Accounts receivable, net of allowance for bad debts of $466 and $630	41,176	36,371
Investment in sales-type leases and notes receivable, net of allowance
for bad debts of $113 and $164	1,806	2,281
Inventories	27,351	27,639
Prepaid income taxes	7,086	5,893
Deferred income taxes	5,091	6,637
Other current assets	14,969	5,897
Total current assets	107,467	92,558
Investment in sales-type leases and notes receivable, net of current portion	1,104	1,295
Products leased and held for lease, net	31,975	23,653
Property and equipment, net	12,642	9,506
Intangible assets, net	64,144	71,338
Goodwill	75,932	74,662
Deferred income taxes	7,523	9,414
Other assets	3,173	3,043
Total assets	$303,960	$285,469

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,013	$6,336
Accrued liabilities and other current liabilities	34,762	16,608
Deferred income taxes, current	116	62
Customer deposits	2,973	2,828
Income tax payable	74	-
Deferred revenue	3,901	6,802
Current portion of long-term debt	-	650
Total current liabilities	48,839	33,286
Long-term debt, net of current portion	66,262	92,560
Other long-term liabilities	2,641	3,549
Deferred income taxes	70	-
Total liabilities	117,812	129,395
Commitments and Contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized;
53,650 and 53,617 shares issued and outstanding	536	536
Additional paid-in capital	108,705	105,094
Retained earnings	49,248	26,165
Accumulated other comprehensive income	27,659	24,279
Total shareholders' equity	186,148	156,074
Total liabilities and shareholders' equity	$303,960	$285,469

 (1) As adjusted for the required retrospective application of a new accounting standard adopted in fiscal 2010 related to the Company’s former $150,000 contingent convertible senior notes, which impacts, among other items, interest expense, earnings per share, and shareholders' equity.  See the Company’s Form 10-K for more information.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA

FINANCIAL DATA

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2010	2009	2010	2009 (2)

	(Unaudited, in thousands)
Cash Flow Data:

Cash provided by operating activities	$12,691	$10,572	$51,325	$40,142

Cash used by investing activities:
Payments for products leased and held for lease	$(3,250)	$(4,059)	$(19,956)	$(11,990)
Purchases of property and equipment	(979)	(445)	(5,293)	(1,150)
Purchases of intangible assets	(106)	(600)	(2,404)	(4,493)
Proceeds from sale of leased assets	1,055	2,174	8,332	6,400
Other	(206)	(214)	(1,112)	2,188
	$(3,486)	$(3,144)	$(20,433)	$(9,045)

Cash provided (used) by financing activities	$(25,849)	$(17,679)	$(28,659)	$(30,124)

Free cash flow (3)	$11,309	$12,300	$28,416	$30,620

Reconciliation of net income to Adjusted EBITDA:

Net income	$5,677	$6,244	$23,083	$14,974
Other expense (income)	2,079	1,056	3,156	4,456
Share-based compensation	645	431	3,969	6,480
Income tax provision	1,148	4,376	7,980	7,086
Depreciation and amortization	5,284	6,136	22,868	23,515
Loss (gain) on early extinguishment of debt	1,123	-	1,123	(1,841)

Adjusted EBITDA (1)	$15,956	$18,243	$62,179	$54,670

1.
Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization, share-based compensation and loss (gain) on early extinguishment of debt.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income, net income, cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.
As adjusted for the required retrospective application of a new accounting standard adopted in fiscal 2010 related to the Company’s former $150,000 contingent convertible senior notes, which impacts, among other items, interest expense, earnings per share, and shareholders' equity.  See the Company’s Form 10-K for more information.

3.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

SHUFFLE MASTER, INC.
BUSINESS SEGMENT DATA

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2010	2009	2010	2009 (1)
	(Unaudited, in thousands)
Utility:
Revenue	$18,803	$18,726	$77,357	$71,707
Gross profit	11,630	10,061	47,024	40,513
Gross margin	61.9%	53.7%	60.8%	56.5%

Proprietary Table Games:
Revenue	$10,276	$9,933	$40,430	$38,697
Gross profit	8,245	8,359	32,356	32,079
Gross margin	80.2%	84.2%	80.0%	82.9%

Electronic Table Systems:
Revenue	$9,972	$7,308	$42,398	$22,342
Gross profit	3,617	3,255	21,580	9,430
Gross margin	36.3%	44.5%	50.9%	42.2%

Electronic Gaming Machines:
Revenue	$19,552	$18,565	$41,117	$46,598
Gross profit	11,665	10,330	23,010	23,643
Gross margin	59.7%	55.6%	56.0%	50.7%

Unallocated Corporate:
Revenue	$-	$36	$-	$83
Gross profit	-	36	-	6

Total:
Revenue	$58,603	$54,568	$201,302	$179,427
Gross profit	35,157	32,041	123,970	105,671
Gross margin	60.0%	58.7%	61.6%	58.9%

Adjusted EBITDA
as a percentage of total revenue	27.2%	33.4%	30.9%	30.5%

Income from operations
as a percentage of total revenue	17.1%	21.4%	17.6%	13.8%

(1) As adjusted for the required retrospective application of a new accounting standard adopted in fiscal 2010 related to the Company’s former $150,000 contingent convertible senior notes, which impacts, among other items, interest expense, earnings per share, and shareholders' equity.  See the Company’s Form 10-K for more information.